UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2012

PRAXAIR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or Other jurisdiction of incorporation)

1-11037	06-124-9050
(Commission File Number)	(IRS Employer Identification No.)

39 OLD RIDGEBURY ROAD, DANBURY, CT	06810-5113
(Address of principal executive offices)	(Zip Code)

(203)837-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 11, 2012, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Praxair, Inc. established 2013 performance goals for determining performance-based annual variable compensation cash awards that may be paid to executive officers and other high level executives under the Praxair, Inc. Variable Compensation Plan, as amended (the “Plan”). The Plan, as amended and restated effective April 24, 2012, was filed as Exhibit 10.01 to Praxair’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The financial goals are principally sales, net income, and working capital as a percentage of sales, subject to certain adjustments that may be made. The non-financial goals include safety, environmental performance and sustainability, maintenance of a strong control/compliance program, productivity, strategic positioning of the business for long term performance, industry-leading project execution performance, consideration of external factors, performance relative to peer companies, and people development.

ITEM 8.01-OTHER EVENTS

On October 23, 2012 and on December 11, 2012, the Compensation Committee approved the following changes related to Praxair’s executive compensation program:

(1) Prior to January 1, 2010, Praxair entered into Executive Severance Compensation Agreements (“Severance Agreements”) with executive and certain other officers that provide for certain benefits following the officer’s termination of employment within two years immediately following the occurrence of a change in control of Praxair. The Severance Agreements have been amended effective December 31, 2012 to eliminate Praxair’s obligation to make an excise tax gross-up payment in connection with the officer’s receipt of benefits in excess of those permissible under applicable federal tax rules. As amended, the total benefits payable to an officer under a Severance Agreement will be reduced to the extent necessary to avoid the imposition of the excise tax where the effect of such reduction would be to place him or her in a better after-tax economic position than he or she would have been in had no such reduction been made. This is consistent with the treatment under Severance Agreements entered into with those who became officers on or after January 1, 2010. The form of amendment to the Severance Agreements is filed as Exhibit 10.1 hereto.

(2) The Praxair Executive Stock Ownership Policy (the “Policy”) applicable to all officers of Praxair and that is intended to align their interests with those of Praxair’s shareholders was amended to: (a) require executive officers to retain all shares of Praxair stock acquired upon a stock option exercise, net of shares used to pay for the option exercise price and applicable taxes, until the executive officer’s entire stock ownership requirement is met (this is in addition to the requirement that all other Praxair stock acquired by any officer as part of equity compensation grants, net of taxes, or otherwise acquired must be held until the entire stock ownership requirement is met); and (b) require approval of the Chief Executive Officer before any officer may pledge or otherwise encumber his or her shares of Praxair stock and provide that any such pledged shares do not count toward the fulfillment of any officer’s stock ownership requirement.

(3) The 2009 Praxair, Inc. Long Term Incentive Plan (the “Stock Plan”) was amended to expressly prohibit the amendment of any previously granted stock option or stock appreciation right (“SAR”) to reduce its exercise price, or to cancel the award in exchange for cash or a replacement stock option, SAR or other award with an exercise price that is less than that of the original award, without obtaining approval of Praxair’s shareholders. The Stock Plan, as amended, is filed as Exhibit 10.2 hereto.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith pursuant to Item 2.02 hereof:

Exhibit No.	Description

10.1	Form of Amendment to Executive Severance Compensation Agreement effective December 31, 2012

10.2	Praxair, Inc. 2009 Long Term Incentive Plan amended effective October 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAXAIR, INC.
Registrant

Date: December 14, 2012	By:	/s/ James T. Breedlove
James T. Breedlove
Senior Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Form of Amendment to Executive Severance Compensation Agreement effective December 31, 2012

10.2	Praxair, Inc. 2009 Long Term Incentive Plan Amended Effective October 23, 2012